EXHIBIT 10.30
                                [IBM LETTERHEAD]
IBM Credit Corporation                                     290 Harbor Drive
                                                           P.O. Box 10399
                                                           Stamford, Ct. 04-2399
                                                           203/973-5100


September 10, 1996

Dear Mr. Chadwick:

IBM Credit is pleased to announce our 1996 Credit Line Uplift Program for AllStar and other qualifying remarketers.
      50 percent    September 1, 1996   - February 28, 1977
      40 percent    March 1, 1997       - March 31, 1997
      25 percent    April 1, 1997       - April 30, 1997

This program will be in effect for you as long as you remain in good standing with IBM Credit.

Our 1996 uplift program is designed to help Flexible Payment Plan customers like you process additional year-end business and is spread out over a longer period of time so outstandings and credit lines are brought into balance gradually. The Uplift Program includes all products purchased from our extensive supplier network.

Increased requests for base credit lines in excess of this standard program and other requirements not satisfied by the standard terms will be handled on an individual basis. Only the Flexible Payment Plan is eligible for this uplift.

As always, our goal is to provide you with the highest quality service to meet your financing needs. We believe this program, in conjunction with our strong supplier relationships, demonstrates our dedication to achieving this goal.

If you have any questions regarding this announcement, please contact your local remarketer financing center at 1-800-753-7053 and speak to your remarketer financing advisor.

Sincerely,

/s/ BRIAN G. WHITFIELD
    Brian G. Whitfield
  Center Operations Manager